Exhibit 99.1

BEVsystems International, Inc. Files Motion to Convert To a Case Under Chapter 11 Tuesday May 4, 12:35 pm ET

TAMPA, Fla.--(BUSINESS WIRE)--May 4, 2004--BEVsystems International, Inc. (Pink Sheets:BEVI - News) announced that it has filed a motion to convert the involuntary Chapter 7 liquidation case filed against it to a reorganization proceeding under Chapter 11 of the U.S. Bankruptcy Code. The motion is currently pending before the U.S. Bankruptcy Court for the Middle District of Florida. If the motion is granted, the Company intends to use the filing of the petition as an opportunity to reorganize its operations. BEVsystems notes, however, that the motion to convert, as well as any potential plan of reorganization that may be proposed, are subject to approval by the Bankruptcy Court. Accordingly, no assurance can be given that BEVsystems' operations will continue for the foreseeable future.

Rand Gray, BEVsystems' CEO, said today "This motion is the first step in what we hope will result in the development of a plan of reorganization that will allow the Company to move ahead with its operations and protect shareholder interests. As we are confident in the Company's products and prospects, we felt this step was a necessary response to the petition filed under Chapter 7. Assuming that the Bankruptcy Court grants our motion, the Company expects to pursue a business plan that incorporates both the Company's Life 02 products, as well as the newly acquired SunRayz Beverage products."


About BEVsystems International, Inc.


Miami-based BEVsystems International, Inc. (Pink Sheets:BEVI - News) owns the internationally distributed oxygen-enhanced bottled water brand, Life 02, and the proprietary Life 02 SuperOxygenation process. Life 02 is SuperOxygenated performance water. This technology allows BEVsystems to infuse its Life 02 brand and global co-branded products with up to 15 times (1,500%) more oxygen than ordinary bottled water. The Company's intellectual property includes 25 patents issued in the US and foreign countries. Life 02 and other co-branded products that utilize the Life 02 SuperOxygenated process are available in 31 countries worldwide. Visit http://www.bevsystems.com.


About Sun Rayz Water, Inc.


On April 8, 2004, BEVsystems International, Inc. acquired all of the issued and outstanding shares of common stock of Sun Rayz Water, Inc. Sun Rayz's sole asset is a Marketing, Distribution and Copacking Sub-Licensing Agreement that provides Sun Rayz with the non-exclusive, worldwide right to use the "FLA-USA" label in connection with the marketing, sale and distribution of bottled water products on a retail and wholesale basis.


"Safe Harbor Statement" Under the Private Securities Litigation Reform Act of
1995


This press release contains forward-looking statements that involve risks and uncertainties. The statements in this Release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.

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Contact:  BEVsystems International, Inc.
        Rand Gray, CEO, 727-375-0290